Exhibit 10.5

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into and effective as of January 1, 2018 (“Effective Date”), by and between Accuray International Sàrl, a Swiss limited liability company (the “Company”), and Lionel Hadjadjeba (“Executive”).

RECITALS

A.                                    The Company is a fully owned subsidiary of Accuray Incorporated (the “Parent”). The Company, the Parent and any Affiliate (as defined below) are collectively referred to as the “Accuray Group”. The Accuray Group is in the business of developing, manufacturing and selling radiation oncology, including radio surgery and radiation therapy, technologies and devices (the “Business”).

B.                                    The Company previously entered into an Executive Employment Agreement, dated May 18, 2017 with Executive (the “Prior Agreement”) to employ Executive to serve as Senior Vice President, Chief Commercial Officer.

C.                                    The Company and Executive wish to amend and restate the terms of the Prior Agreement to modify certain terms.

D.                                    As of the Effective Date, Executive has commenced full-time employment with the Company.

NOW, THEREFORE, the parties agree that the Prior Agreement is hereby amended and restated to read in its entirety as follows:

1.                                      Position and Duties.

(a)                                 During the term of this Agreement, Executive will be employed by the Company to serve as Senior Vice President, Chief Commercial Officer of the Company, reporting to the Chief Executive Officer of the Company.  Executive will be responsible for: (i) performing the duties and responsibilities customarily expected to be performed by such position and (ii) performing such other duties and functions as are reasonably required and/or as may be reasonably prescribed by the Company from time to time.

(b)                                 The location of Executive’s employment will be the Company’s headquarters offices, but Executive from time to time may be required to travel to other geographic locations in connection with the performance of his/her duties, including but not limited to the Parent’s headquarters offices in the United States.

2.                                      Standards of Performance.  Executive will at all times faithfully, industriously and to the best of his/her ability, experience and talents perform all of the duties required of and from him/her pursuant to the terms of this Agreement.  Executive will devote his/her full business energies and abilities and all of his/her business time to the performance of his/her duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would interfere with the full performance of his/her duties hereunder.  Notwithstanding the foregoing, Executive is permitted to spend reasonable amounts of time to manage his/her personal financial and legal affairs and, with the Company’s consent which will not be unreasonably withheld, to serve on one civic, charitable, not-for-profit, industry or corporate board or advisory committee, provided that such activities, individually and collectively, do not materially interfere with the performance of Executive’s duties hereunder.  In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time. If Executive performs overtime, he/she shall neither be entitled to a financial compensation nor to compensation by free time, the same being expressly included in the compensation and benefits set forth in Section 4 below.

3.                                      Term.

(a)                                 Term of Agreement.  Subject to Section 3(b), this Agreement will have an initial term commencing on the Effective Date and ending on December 31, 2020 (the “Initial Term”).  Thereafter, but still subject to Section 3(b), this Agreement will renew automatically for additional three (3) year terms (each, an “Additional Term” and together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Parent (and/or its subsidiaries, including but not limited to the Company) enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change in Control (as defined below) if consummated, then the Company will no longer be permitted to provide Executive with written notice to not renew this Agreement unless such definitive agreement is terminated without the Change in Control being consummated.  If the Change in Control is consummated, the Agreement will continue in effect through the longer of the date that is twelve (12) months following the effective date of the Change in Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Parent (and/or its subsidiaries, including but not limited to the Company) enters into the definitive agreement, but before the Change in Control is consummated).  If the definitive agreement is terminated without the transactions contemplated thereby having been consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional three (3) years from the date the definitive agreement is terminated.  If Executive becomes entitled to benefits under Section 5 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

(b)                                 At-Will Employment.  The Company and Executive acknowledge that, notwithstanding the foregoing, Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without cause; provided, however, that in connection with such termination, the Company will provide Executive with any applicable benefits under Section 5 to which Executive is entitled, all in accordance with the terms and conditions thereof.

4.                                      Compensation and Benefits.

(a)                                 Base Salary.  As an annual base salary (“Base Salary”) for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross amount of CHF 551,972 calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time.  The Base Salary is first subject to review and adjustment within the first three (3) months after the end of the fiscal year that includes the Effective Date, and, thereafter, subject to periodic review and adjustment not less frequently than annually within the first three (3) months after the end of the next successive fiscal year, in the sole discretion of the Company. Executive’s Base Salary will not be reduced from the level in effect from time to time, except that the Base Salary may be reduced in connection with a salary reduction program of general application to senior executives of the Accuray Group where each experiences a substantially similar reduction on a percentage basis.

(b)                                 Performance Bonus.  During Executive’s employment under this Agreement, Executive will be eligible for a performance bonus, subject to the terms and conditions of the Parent’s Performance Bonus Plan, which is applicable to senior executives of the Accuray Group.  The target amount of Executive’s annual bonus is sixty percent (60%) of Executive’s annual Base Salary (as defined in the Performance Bonus Plan as then in effect).  However, payment of the performance bonus will be conditioned on the Company’s and/or the Accuray Group’s achievement of corporate performance objectives approved by the Parent and on the Executive’s achievement of individual performance metrics to be established annually and approved by the Parent, all as established pursuant to the Performance Bonus Plan as then in effect, and the bonus may be zero.  For the avoidance of doubt, the performance bonus will be payable only if the corporate and/or individual performance objectives approved by the Parent are achieved as determined by the Parent, subject to the Parent’s right to exercise discretion in determining the amount of the bonus to be awarded, if any, as set forth in the Performance Bonus Plan then in effect.  To encourage continued tenure with the Company, Executive must be employed by the Company as of the payment date to be eligible for a performance bonus for the year to which the bonus relates, unless otherwise provided in Section 5.  Performance bonuses will be paid out according to the terms of the Performance Bonus Plan.

(c)                                  Car Reimbursement.  If Executive decides to use his personal vehicle for Company business, the Company will pay Executive a car allowance of CHF 2,000 per month, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time.  Executive shall be responsible for all insurance, repair, operational and maintenance costs of Executive’s personal vehicle.

(d)                                 Equity Incentive Awards.

(i)                                     Stock Options.  The Parent may grant to Executive the option to purchase shares of the Parent’s common stock (“Options”) pursuant to the Accuray Incorporated 2016 Equity Incentive Plan (the “Incentive Plan”).  All Options shall be subject to the terms and conditions of the Incentive Plan and a stock option grant notice and grant agreement in a form prescribed by the Company and/or the Parent, which Executive must sign as a condition to receiving the Options.

(ii)                        Restricted Stock Units.  The Parent may grant to Executive restricted stock units (“RSUs”) pursuant to the Incentive Plan.  All RSUs are subject to and conditioned on approval of the grant and its terms by the Parent’s Board of Directors (the “Board”). All RSUs shall be subject to the terms and conditions of the Incentive Plan and a RSU grant notice and grant agreement in a form prescribed by the Company and/or the Parent, which Executive must sign as a condition to receiving the RSUs.

(iii)                     Market Stock Units.  The Parent may grant to Executive performance-based market stock units (“MSUs”) pursuant to the Incentive Plan. All MSUs are subject to and conditioned on approval of the grant and its terms by the Board.  All granted MSUs shall vest as provided in the applicable MSU grant notice and grant agreement (“MSU Agreement”).  All MSUs shall be subject to the terms and conditions of the Incentive Plan and a MSU Agreement in a form prescribed by the Company and/or the Parent, which Executive must sign as a condition to receiving the MSUs.

(iv)                    Performance Stock Units.  The Company may grant to Executive performance stock units (“PSUs”) pursuant to the Incentive Plan. All PSUs are subject to and conditioned on approval of the grant and its terms by the Board.  All granted PSUs shall vest as provided in the applicable PSU grant notice and grant agreement (“PSU Agreement”).  All PSUs shall be subject to the terms and conditions of the Incentive Plan and a PSU Agreement in a form prescribed by the Company and/or the Parent, which Executive must sign as a condition to receiving the PSUs.

(e)                                  Paid Time Off and Benefits.  Executive will accrue and be allowed to use paid time off for vacation, illness and holidays pursuant to the Company’s policies that apply to executive officers of the Company.  In addition, Executive will be entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee pension and welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan.  The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems appropriate.  Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law, provided that no such modification or elimination shall result in reducing or eliminating any benefits in which Executive’s right has vested.

(f)                                   Reimbursement of Business Expenses.  The Company will promptly reimburse to Executive his/her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his/her duties under this Agreement, and in accordance with the policies and procedures established by the Company; provided that each reimbursement shall be requested within two (2) months after being incurred.

(g)                                  Sarbanes-Oxley Act Loan Prohibition and Company Compensation-Related Polices.  To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), for instance pursuant to the United States Sarbanes-Oxley Act, the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive.  If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him/her a substitute for it.  Further, Executive acknowledges that any bonus or equity award provided for in this Agreement or otherwise awarded to him/her shall be subject to the Accuray Group’s policies regarding recoupment and clawback, as such policies may be amended from time to time, and agrees in particular that he/she will be subject to, and shall comply with, the Parent’s stock ownership requirements which are set forth in the Parent’s Amended and Restated Corporate Governance Guidelines, as such requirements may be amended from time to time, and the Parent’s Insider Trading Policy, as amended from time to time.

5.                                      Termination of Employment.

(a)                                 By Company Without Cause.  Subject to the last paragraph of this Section 5(a), the Company may terminate Executive’s employment without Cause (as defined below) effective on one (1) month’s written notice (such one (1) month period, the “Notice Period”, and such notice, the “Termination Notice”), during which notice period Executive may be relieved of his/her duties and placed on paid terminal leave.  In such event and subject to the other provisions of this Agreement, Executive will be entitled to:

(i)                                     continued coverage under the Company’s insurance benefit plans through the termination date and such other benefits to which he/she may be entitled pursuant to the Company’s benefit plans, provided, however, that Executive shall not participate in any severance plan of the Company;

(ii)                                  payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and

(iii)                               reimbursement of expenses incurred on or before the termination date in accordance with Section 4(f), above, if a request for reimbursement of the expenses was timely submitted to the Company; plus

(iv)                              payment of the equivalent of the Base Salary without regard to any reduction that would otherwise constitute Good Reason he/she would have earned over the next six (6) months following the termination date (less necessary withholdings and authorized deductions) at his/her then current Base Salary rate (the “Severance Payment”), payable in a lump sum on the first regularly scheduled payroll date following the date the Release (as defined below) becomes effective and irrevocable (the “Release Effective Date”), but in any event within ten (10) business days of the Release Effective Date and subject to Section 16, below;

(v)                                 payment of a prorated portion of the actual bonus Executive would have otherwise received for the fiscal year during which the termination occurs, as if Executive had remained employed by the Company through the date that would have otherwise been required to earn the bonus, but without the Company, the Board or any committee of the Board exercising any negative discretion to reduce the amount of the award, calculated by dividing the number of days from the start of the fiscal year through the termination date by 365 and multiplying the amount of such actual bonus Executive would have otherwise received by this percentage (but not by more than 100%), and paid at the same time as bonuses are paid to other Accuray Group executives that are similarly situated to Executive; provided, however, that if the termination date is after the seventh month of the fiscal year, the actual bonus will not be prorated and Executive will receive 100% of such actual bonus Executive would have otherwise received for that fiscal year at the same time as bonuses are paid to other Accuray Group executives that are similarly situated to Executive;

(vi)                              subject to Section 5(g), reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself/herself and his/her eligible dependents pursuant to the United States Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”, such term to include expressly any similar local regulations applicable to the Executive if not directly or indirectly subject to the COBRA) for six (6) months or the maximum period of COBRA coverage, whichever is less; provided that Executive must submit a reimbursement request in accordance with Company policy within thirty (30) days of paying such insurance premiums.  The Company will reimburse the executive within thirty (30) days of receiving a properly submitted request. In addition, if Executive accepts other employment within such six (6) months, the Company’s obligation under this Section 5(a)(vi) will be extinguished as of the date Executive becomes covered under the group health plan of Executive’s new employer; and

(vii)                           payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

The payments and benefits set forth in Sections 5(a)(i)-(iii) shall be referred to as the “Accrued Benefits”, and the payments and benefits set forth in Sections 5(a)(iv)-(vii) shall be referred to as the “Severance Benefits”.  Executive shall not receive the Severance Benefits or the “Enhanced Severance Benefits” as provided in Section 5(e), unless Executive executes the separation agreement and general release attached as Exhibit A (the “Release”), and the same becomes irrevocable pursuant to its terms within the 60-day period following his/her termination of employment.

(b)                                 By Company With Cause.  The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause.  As used in this Agreement, “Cause” shall mean any of the following conduct by Executive:  (i) material breach of this Agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his/her position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration.  Termination pursuant to Section 5(b)(ii) shall be effective only if such failure continues after Executive has been given written notice thereof and fifteen (15) business days thereafter in which to present his/her position to the Company or to cure the same, unless the Company reasonably determines that the reason(s) for termination are not capable of being cured.  In the event of termination for Cause, Executive will be entitled only to the Accrued Benefits through the termination date, which will be the date on which the notice is given.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

(c)                                  Incapacity or Death.

(i)                                     If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his/her position for more than twelve (12) consecutive weeks in any twelve (12) month period during this Agreement with or without reasonable accommodation (“Incapacity”), the Company has the right to terminate Executive’s employment on a one month’s written notice; provided however that no notice of termination can be served by the Company during the proscribed periods of article 336c of the Swiss Code of Obligations (“SCO”).  In the event of termination for Incapacity, (i) Executive will be entitled to receive the Accrued Benefits, (ii) any unvested equity awards previously granted to Executive that are scheduled to vest based solely on the achievement of service-based conditions (“Time-based Equity Awards”) shall become immediately vested to the extent that such Time-based Equity Awards would have vested within six (6) months after the date of termination had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule, and (iii) with respect to any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions) (“Performance-based Equity Awards”) for which the performance period is scheduled to end within six (6) months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee of the Board (the “Compensation Committee”) determines whether the applicable performance condition is achieved (provided that in no event will such Performance-based Equity Award remain outstanding beyond the Performance-based Equity Award’s maximum term to expiration) and will vest in accordance with its terms to the extent such performance condition is achieved; and

(ii)                                  Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive.  If Executive dies while actively employed pursuant to this Agreement, (i) the Company will pay to his/her estate or designated beneficiaries within sixty (60) days the Accrued Benefits as well as any amount due under article 338, para. 2 SCO as the case may be, (ii) any unvested Time-based Equity Awards shall become immediately vested to the extent that such Time-based Equity Awards would have vested within six (6) months after the date of termination had such Time-based Equity Awards had vesting schedules that provided for pro-rata vesting on a monthly basis over the entirety of the vesting schedule, and (iii) with respect to any Performance-based Equity Awards for which the performance period is scheduled to end within six (6) months after the date of termination, each such Performance-based Equity Award will remain outstanding until the date the Compensation Committee determines whether the applicable performance condition is achieved (provided that in no event will such Performance-based Equity Award remain outstanding beyond the Performance-based Equity Award’s maximum term to expiration) and will vest in accordance with its terms to the extent such performance condition is achieved.

(d)                                 Resignation for Good Reason.  Executive may terminate this Agreement for Good Reason (as defined below) by giving written notice to the Company of such termination, subject to Executive complying with the notice, cure period and other requirements set forth within the definition of Good Reason below.  As used in this Agreement, “Good Reason” shall mean the occurrence of any one of the following without Executive’s written consent:  (i) a material reduction in Executive’s base compensation (which includes Base Salary, the Executive’s target bonus and any other base compensation) and/or a material breach of this Agreement by the Company resulting from the failure to provide the benefits required in Section 4, (ii) any action or inaction that constitutes a material breach by the Company of this Agreement; (iii) a material diminution in Executive’s authority, duties or responsibilities such that they are materially inconsistent with his/her position as Senior Vice President, Chief Commercial Officer of the Company; and (iv) relocation of the Company’s headquarters to a location that materially increases Executive’s commute, provided that no termination for Good Reason shall be effective until Executive has given the Company written notice (pursuant to Section 11 below) within sixty (60) days after Executive becomes aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Executive, and the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive, and Executive resigns within six (6) months after Executive becomes aware of the initial occurrence.   In the event of a termination for Good Reason, Executive will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions, form of payment and timing as set forth in Section 5(a).

(e)                                  Effect of Change in Control.  If the Company terminates Executive’s employment with the Company without Cause (excluding due to Executive’s death or Incapacity) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period (as defined below), Executive will be entitled to the Accrued Benefits, and subject to the same conditions set forth in the final paragraph of Section 5(a), (i) four times the Severance Payment set forth in Section 5(a)(iv), paid in the same form (i.e., a lump sum) and at the same time as the Severance Payments set forth in Section 5(a)(iv), (ii) subject to Section 5(g), the reimbursement of Executive’s insurance premiums for twelve (12) months in the same form and at the same time and under the same conditions as provided in Section 5(a)(vi), (iii) a taxable monthly payment (which may be used for any purpose) equal to the actual COBRA reimbursement payment that Executive receives under Section 5(e)(ii) for any particular month, (iv) two hundred percent (200%) of Executive’s target bonus for the fiscal year during which termination occurs, but no less than two hundred percent (200%) of the target bonus in effect for the fiscal year immediately prior to the Change in Control if the Change in Control occurs within the first three (3) months of the fiscal year, payable at the same time as the payment under clause (i) of this Section 5(e), (v) all outstanding unvested equity awards previously granted to Executive shall become immediately vested (the “Enhanced Severance Benefits”), and (vi) payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

For the avoidance of doubt, if Executive’s termination without Cause (excluding due to Executive’s death or Incapacity) or resignation for Good Reason occurs prior to a Change in Control, then any unvested portion of Executive’s outstanding equity awards will remain outstanding until the earlier of (i) the date that is three (3) months following the termination of Executive’s termination or (ii) the date that a Change in Control occurs (provided that in no event will any of Executive’s equity awards remain outstanding beyond the equity award’s maximum term to expiration).  In the event that a Change in Control does not occur by the date that is three (3) months following the termination of Executive’s employment, any unvested portion of Executive’s equity awards automatically will be forfeited permanently without having vested. Further, for any Performance-based Equity Awards, the performance-based vesting component of the equity awards shall not be deemed to be automatically achieved as a result of the application of Section 5(e)(v) but will remain outstanding during the three (3) month period following Executive’s termination or through the date of the Change in Control, as applicable, to determine whether a Change in Control would have occurred within three (3) months of the termination of Executive’s employment and, if so, the extent to which the performance condition is achieved, such determination to be made in accordance with the procedures set forth in the applicable award agreement.  If the performance condition is satisfied and that would cause the award to become eligible to vest based on continued service, then clause (v) of this Section 5(e) will cause the service-based vesting component to be deemed satisfied and the vesting of the equity award will be accelerated as to the portion of the award that became eligible to vest.  For clarity, if there is no service-based condition that applies with respect to any portion of such equity award upon such satisfaction of the performance condition, such portion of the equity award will immediately vest upon such satisfaction of the performance condition.

For the sake of clarity, if any payments or benefits are payable under this Section 5(e), no payments or benefits shall be made under any other subsection of this Section 5, including Section 5(a) and Section 5(d), and any Enhanced Severance Benefits will be reduced by any Severance Benefits that may have been paid or provided with respect to any termination triggering Severance Benefits that occurs during the three-month period prior to a Change in Control (this provision, the “Non-duplication Provision”).

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i)                                     the acquisition by any Group or Person (as such terms are defined in Section 13(d) or 14(d) of the United States Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (A) a trustee or other fiduciary holding securities of the Parent under an employee benefit plan of the Company and/or of the Parent or (B) an entity in which the Parent directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities of such entity (an “Affiliate”), of any securities of the Parent, immediately after which such Group or Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of (X) the outstanding shares of Common Stock or (Y) the combined voting power of the Parent’s then outstanding securities entitled to vote generally in the election of directors;

(ii)                                  the Parent (and/or its subsidiaries, including but not limited to the Company) is a party to a merger or consolidation with a Person other than an Affiliate, which merger or consolidation results in (a) the holders of voting securities of the Parent outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (b) individuals who are directors of the Parent just prior to such merger or consolidation not constituting more than fifty percent (50%) of the members of the Board of Directors of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or

(iii)                               all or substantially all of the assets of the Parent and its subsidiaries (including but not limited to the Company) are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an Affiliate;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Parent engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates. Additionally, with respect to the payment of any “nonqualified deferred compensation” within the meaning of section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), that is not exempt from section 409A of the Code, no event shall constitute a Change in Control unless it also constitutes a change in the ownership of the Parent (as defined in the United States Treasury Regulation section 1.409A-3(i)(5)(v)), a change in effective control of the Parent (as defined in the United States Treasury Regulation section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Parent (as defined in the United States Treasury Regulation section 1.409A-3(i)(5)(vii)).

As used in this Agreement, a “Change in Control Period” shall mean the period beginning three (3) months prior to, and ending twelve (12) months following, a Change in Control.

(f)                                   Voluntary Resignation without Good Reason.  Executive may terminate this Agreement without Good Reason effective on one (1) month’s written notice, unless the Company in its sole discretion accepts the resignation earlier.  In the event that Executive resigns without Good Reason as defined above in Section 5(d), Executive will be entitled only to the Accrued Benefits through the termination date.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs unless he/she remains employed with the Company as of the date bonuses are paid to other senior executives of the Company), or severance payments of any kind.

(g)                                  If the Company determines in its sole discretion that it cannot make the COBRA reimbursements under Section 5(a)(vi) or Section 5(e)(ii) (the “COBRA Reimbursements”) without potentially violating applicable law (including, without limitation, Section 2716 of the United States Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s termination of employment and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount equal to (A) 6 payments if Executive is receiving the Severance Benefits pursuant to Section 5(a) or (B) subject to the Non-duplication Provision, 12 payments if Executive is receiving the Enhanced Severance Benefits pursuant to Section 5(e). For the avoidance of doubt, such taxable payments in lieu of COBRA Reimbursements (the “COBRA Substitute Payments”) may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding.

6.                                      Proprietary Information Obligations.

(a)         Proprietary Information and Confidentiality.  Both before and during the term of Executive’s employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s, the Parent’s and/or the Accuray Group’s products and technologies; customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets; formulae and secret developments and inventions; processes; and other compilations of information, records, and specifications.  Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during his/her employment pursuant to this Agreement or at any time thereafter, except as reasonably required or specifically requested in the course of his/her employment with the Company or as authorized in writing by the Company.  Notwithstanding the foregoing, Proprietary

Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of a breach of this Agreement or any other agreement Executive has to keep information confidential.  It is not a breach of this Agreement for Executive to disclose Proprietary Information (i) pursuant to an order of a court or other governmental or legal body or (ii) in connection with Protected Activity (as defined below).  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local court or government agency or commission, including the United States Securities and Exchange Commission, the United States Equal Employment Opportunity Commission, the United States Occupational Safety and Health Administration, the United States National Labor Relations Board and any Swiss government bodies or agencies (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the United States Defend Trade Secrets Act of 2016 regarding immunity in the United States from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.

(b)                                 Inventions Agreement and Assignment.

(i)                                     Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions whether capable of being patented or registered or not (collectively, the “Inventions”) (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his/her duties during the period of Executive’s employment by the Company, that relate to or are useful in the business of the Company; (B) which result from tasks assigned to Executive by the Company, or (C) which are produced by Executive in the course of his/her work for the Company but not in performance of his contractual obligations.

(ii)                                  Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, shall vest in, and will be the sole and exclusive property of, the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries.  Executive further agrees to assist the Company in every reasonable way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries.  To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.  Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his/her mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in his/her behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive.  Executive’s obligations under this Section 6(b)(ii) will continue beyond the termination of Executive’s employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company’s request in providing such assistance.

(iii)                               Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

(iv)                              Unless otherwise is stipulated by mandatory law, and subject to the compensation payable as per Section 6(b)(ii) in fine for the assistance that may be provided after termination of this Agreement, the Executive shall not receive any remuneration under this Section 6(b) while such remuneration is included in the compensation and benefits set forth in Section 4.

(c)                                  Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his/her employment with the Company, he/she will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Accuray Group and new customers and business partners obtained by the Accuray Group during his/her employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Accuray Group.  Executive further agrees that during his/her employment with the Company he/she will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Accuray Group.  In addition, to the extent permitted under applicable law, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Accuray Group any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Company; provided, however, that if Executive is or becomes a permanent resident of the state of California and remains such a permanent resident through the date of termination of Executive’s employment, this Section 6(c) shall not apply following the termination of Executive’s employment with the Company.

(d)                                 Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Accuray Group devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Accuray Group in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Accuray Group at any time within six (6) months prior to the prohibited conduct.

(e)                                  Company Property and Materials.

(i)                                     All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items relating to Company business, whether prepared by Executive or otherwise coming into his/her possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder

(ii)                                  In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined above, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive’s electronic or hardcopy address and telephone contact data base or directories).  Notwithstanding the foregoing, Executive shall be allowed to retain a copy of the Employee Handbook and personnel records relating to Executive’s employment.

(f)                                   Remedies for Breach. Executive acknowledges that any breach by Executive of this Section 6 would cause the Company irreparable injury and damage for which monetary damages are inadequate.  Accordingly, in the event of a breach or a threatened breach of this Section 6, the Company will be entitled to seek an injunction restraining such breach.  In addition, in the event of a breach of this Section 6, the Company’s obligation to pay any unpaid portion of the Severance Payment or other benefits as set forth in Sections 5(a) and (d) of this Agreement will be extinguished.  Nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach.  Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company.  Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly.  Executive agrees that the restrictions in this Section 6 are reasonable and necessary to protect the Company’s Proprietary Information, and they do not prevent Executive from working in the medical device industry.  Executive agrees that the covenants and agreements by Executive contained in this Section 6 shall be in addition to any other agreements and covenants Executive may have agreed to in any other employee proprietary information, confidentiality, non-disclosure or other similar agreement and that this Section 6 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement in accordance with their respective terms. A breach by Executive of the terms of such other agreements and covenants shall be deemed to be a breach by Executive of this Section 6 and of this Agreement.  To the extent any of the provisions in this Section 6 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 6 is held to be unenforceable, the remaining provisions of this Section 6 shall be enforced as written.

7.                                      Interpretation and Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the substantive laws of the Switzerland (excluding any that mandate the use of another jurisdiction’s laws).

8.                                      Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  This Agreement expressly supersedes the Prior Agreement.

9.                                      Severability.  In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

10.                               Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his/her estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he/she participates.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 10) which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

11.                               Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, by electronic mail, facsimile or telecopy, return receipt requested, by express courier service, or by registered mail.  Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by express courier service, when delivered at the address specified in this Section 11; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 11 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by registered mail, when such registered mail is received but in all and any event seven (7) days after the mailing thereof.  Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:	Accuray International Sàrl
c/o Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, CA 94089
Attn: General Counsel
Fax No. (408) 789-4205

If to Executive:	Lionel Hadjadjeba
Address: most recent on file with the Company
Email: most recent on file with the Company

12.                               Indemnification.  As soon as reasonably practicable after the due execution of this Agreement by each of the parties hereto, the Company and Executive will enter into the Company’s standard form of indemnification agreement utilized by the Company for its directors and executive officers.

13.                               Dispute Resolution and Place of jurisdiction.  To the maximum extent permitted by law, the parties agree that all disputes, claims or controversies between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a)                                 Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.  The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b)                                 If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties.  Each party will bear his/her or its own attorney’s fees and witness fees.

(c)                                  If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim between Executive and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be submitted to the jurisdiction of the court of the defendant’s domicile or the court of the place where Executive usually works, the appeal before the Swiss Supreme Court being reserved.

14.                               Representations.  Each person executing this Agreement hereby represents and warrants on behalf of himself/herself and of the entity/individual on whose behalf he/she is executing the Agreement that he/she is authorized to represent and bind the entity/individual on whose behalf he/she is executing the Agreement.  Executive specifically represents and warrants to the Company that he/she reasonably believes (a) he/she is not under any contractual or other obligations that would prevent, limit or impair Executive’s performance of his/her obligations under this Agreement and (b) that entering into this Agreement will not result in a breach of any other agreement to which he/she is a party. Executive acknowledges that Executive has been given the opportunity to consult with legal counsel and seek such advice and consultation as Executive deems appropriate or necessary.

15.                               Amendments and Waivers.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16.                               Taxes.

(a)                                 Withholdings.  The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.  Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)                                 Net Proceeds Maximization.                                       Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates (“Potential Parachute Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code and/or any corresponding and applicable state law provision, the Potential Parachute Payments will be reduced by reducing the amount of the Potential Parachute Payments to the extent necessary so that no portion of the Potential Parachute Payments will be subject to the excise tax imposed by section 4999 of the Code and any corresponding and/or applicable state law provision.  Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Executive’s net after tax benefit exceeds the net after tax benefit he/she would realize if the reduction were not made.  For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total amount received or realized by Executive pursuant to this Agreement that would constitute a “parachute payment” within the meaning of section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by section 4999 of the Code and any corresponding and applicable state law provision.  All determinations and calculations made in this paragraph shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control and the Company will bear all costs and expenses incurred by the Accounting Firm in connection with its determination.  The Accounting Firm shall be an internationally recognized public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive.   If any payments or benefits are reduced pursuant to this Section 16(b), they shall be reduced in the following order:  First all payments and benefits that do not constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code or that are exempt from section 409A of the Code (with the payments or benefits being reduced in reverse order of when they otherwise would be made or provided); second, all payments or benefits that constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code that are not exempt from section 409A of the Code that were granted to Executive in the 12-month period of time preceding the applicable Change in Control, in the order such benefits were granted to Executive; and third, all remaining payments and benefits shall be reduced pro-rata.  Notwithstanding the foregoing, if (i) reducing payments or benefits in the order described above would result in the imposition on Executive of an additional tax under section 409A of the Code (or similar state or local law), (ii) Executive so notifies the Company before such reductions and payments are made and benefits provided, and (iii) reducing the payments or benefits in another order would not result in the imposition on Executive of an additional tax under section 409A of the Code (or similar state or local law), payments and benefits shall instead be reduced in such other order.

(c)                                  Section 409A Compliance.

(i)                                     With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “deferred compensation” (as defined under the United States Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in the United States Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) upon or following a termination of employment unless such termination is also a “separation from service” and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For purposes of section 409A of the Code, the date as of which Company and Executive reasonably anticipate that no further services would be performed by Executive for Company shall be construed as the date that Executive first incurs a “separation from service” as defined under section 409A of the Code.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in section 409A of the Code and the United States Treasury Regulations thereunder and as determined by Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in the United States Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period.  Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, (i) the Executive shall have no legally-enforceable right to, and the Company shall have no obligation to make, any payment or provide any benefit to Executive if having such a right or obligation would result in the imposition of additional taxes under section 409A of the Code, and (ii) any provision that would cause any payment or benefit to fail to satisfy section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by section 409A and may be accomplished by the Company without the Executive’s consent).   If any payment is not made or any benefit is not provided under the terms of this Section 16(c)(iv), it is the Company’s present intention to make a similar payment or provide a similar benefit to the Executive in a manner that will not result in the imposition of additional taxes under section 409A of the Code, to the extent feasible.  Each payment made under this Agreement is intended to be a separate payment for the purposes of section 409A of the Code.

(v)                                 The Company does not guarantee any particular tax effect to Executive under this Agreement.  Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under section 409A of the Code and/or any corresponding and applicable Swiss federal, cantonal or local law provision, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.  The parties intend this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code and the final regulations and any guidance promulgated thereunder so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A.  Any ambiguities or ambiguous terms shall be interpreted to so be exempt or comply, and this Agreement shall be administered in accordance with such intent.

(vi)                              Swiss federal, cantonal and local law provisions are expressly reserved and this Section 16(c)(i) to (v) may only apply to the extent permitted by Swiss federal, cantonal and local law provisions.

17.                               Immigration Services; Confidentiality and Inventions Agreement.  Executive agrees to timely file all documents required by immigration authorities and/or bodies and/or agencies to verify his/her identity and lawful employment in Switzerland.  In addition, as a condition to Executive’s employment with the Company, Executive is required to complete, sign, return, and abide by the Company’s Employee Confidentiality and Inventions Agreement.

18.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

19.                               Resignation from Positions.  Upon Executive’s cessation of employment with the Company for any reason, Executive agrees that Executive shall be deemed to have resigned as an officer and as a director (if applicable) from the Company and every Affiliate on which Executive is then serving as an officer or director, and from any other entity or company on which Executive is then serving as a director or officer at the request of the Company, in each case effective as of the date of Executive’s cessation of employment. In the event of Executive’s cessation of employment, Executive agrees to execute a general resignation resigning from all positions then held by Executive on every subsidiary of the Company and other entity or company on which Executive is then serving as a director or officer at the request of the Company.  Executive hereby grants the corporate secretary of the Company an irrevocable power of attorney to execute on behalf of Executive all such resignations, documents and instruments and to take all such other actions as reasonably necessary to carry out the intention of this Section 19.

20.                               Executive’s Commencement of Employment. It is a condition precedent to the effectiveness of this Agreement that Executive commences working full-time for the Company at the Company’s principal executive offices on the Effective Date.  If Executive does not commence such full-time employment on the Effective Date, then this Agreement shall be null and void and the Company shall have no obligations hereunder or otherwise to Executive.

21.                               Executive’s Acknowledgement.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM/HER RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS) AND THAT HE/SHE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

EXECUTIVE FURTHER ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENTS SET FORTH AS EXHIBITS), THAT HE/SHE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE/SHE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS/HER PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF/HERSELF OF THAT OPPORTUNITY TO THE EXTENT HE/SHE WISHED TO DO SO.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACCURAY INTERNATIONAL SÀRL,
a Swiss limited liability company

		By:	/s/ Joshua Levine
		Name:	Joshua Levine
		Title:	Director

Accepted and Agreed,

Lionel Hadjadjeba:	/s/ Lionel Hadjadjeba

Exhibit A

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

[See attached]

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between                   , an individual (“Executive”), and Accuray International Sàrl, a Swiss limited liability company, on behalf of itself and all of its subsidiaries (collectively, the “Company”).

Recitals

A.                                    Executive has been employed by the Company pursuant to an employment agreement by and between the Company and Executive effective as of January 1, 2018 (the “Employment Agreement”), and currently is serving as [specify position held at time of termination];

B.                                    Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions, or related entities (collectively referred to herein as the “Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2.                                      End of Employment and Service as a Director. Executive’s employment with the Company and its Related Entities has ended or will end effective as of             CET Time, on                   (the “Termination Date”). If Executive is an officer or a member of the Board of Directors of the Company and/or its Related Entities (the “Board”) Executive hereby voluntarily resigns from any such officer positions and the Board, effective                  .

3.                                      Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s retirement plan; provided, however, that nothing in this Agreement shall waive Executive’s right to any vested benefits, including vested amounts in the Company’s retirement plan, which amounts shall be handled as provided in the plan.

4.                                      Payments Upon Termination.  Executive will be entitled to receive payment of the following:  (i) all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and (ii) reimbursement, made in accordance with Section 4(e) of the Employment Agreement, of any monies advanced or incurred by Executive in connection with his/her employment for reasonable and necessary Company-related expenses incurred on or before the Termination Date.  The provisions of this Agreement shall not waive or terminate any rights to compensation or vested benefits under the Company’s benefits plans or as required by law, or to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

5.                                      Severance Benefits or Enhanced Severance Benefits.  In return for Executive’s promises in this Agreement, and subject to the proper execution of the Release of Claims in accordance with Section 13 below, the Company will provide Executive with the Severance Benefits or Enhanced Severance Benefits as defined in Sections 5(a) and 5(e) of the Employment Agreement and as applicable based on the nature of the termination, subject to the terms and conditions set forth in the Employment Agreement, including, but not limited to, Section 16 thereof.  The Severance Benefits or Enhanced Severance Benefits will be paid as specified in Section 5(a) or Section 5(e) of the Employment Agreement, as applicable and shall be subject to required withholdings and authorized deductions and to Section 21 below. Without prejudice to the foregoing, if the Termination Date is extended for any reason, the Severance Benefits or Enhanced Severance Benefits shall be reduced by the cost to the Company of providing pay and benefits to the Employee as a result of such extension.

6.                                      Effect of Non Execution of the Release of Claim Form or Subsequent Employment.

(a)                                 If Executive does not properly execute the Release of Claims Form (as defined below) in accordance with Section 13 below, Executive shall not be entitled to receive the payments and benefits under Section 5, above, except that Executive’s rights under COBRA will continue (but not, for purposes of clarity, the right to be reimbursed for COBRA premiums or receive any COBRA Substitute Payments (as defined in the Employment Agreement)).

(b)                                 The Company’s obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date Executive’s coverage begins under the group health plan of any new employer.  If Executive violates the restrictions in Section 17, below, the Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 17, below, shall apply.

7.                                      Acknowledgement of Total Compensation and Indebtedness. Executive acknowledges and agrees that the cash payments under Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that Executive claims or could claim to have earned or claims or could claim is owed to him/her as a result of his/her employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise.  Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 7 shall not terminate any rights Executive has under Section 3 of this Agreement or to other payments Executive may have, and to any indemnification Executive may have under the Company’s Bylaws or separate indemnification agreement, as applicable.

8.                                      Status of Related Agreements and Future Employment.

(a)                                 Agreements Between Executive and the Company. [Agreements to be scheduled at time].

(b)                                 Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the parties hereto acknowledge that certain rights and obligations set forth in the Employment Agreement extend beyond the Termination Date.  In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

9.                                      Release by Executive.

(a)                                 Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, Executive, for himself/herself and his/her heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, stockholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which Executive or any of Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), arising out of, based upon, or relating to his/her employment or the termination of his/her employment with the Company and its Related Entities and/or his/her service as an officer of any of the Company Releasees, any agreement or compensation arrangement between Executive and any of the Company Releasees, to the maximum extent permitted by law.

(b)                                 Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, Title VII of the United States Civil Rights Act of 1964, the United States Americans with Disabilities Act, the United States National Labor Relations Act and the United States Equal Pay Act, as the same may be amended from time to time; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship, including in particular Swiss laws, except those claims which may not be released herein as a matter of law.

(c)                                  Nothing contained in this Section 9 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code section 2802, the Company’s and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreements, including the Employment Agreement; or any other applicable source, nor prevent Executive from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”, such term to include also any other local equivalent body or agency).

10.                               Waiver.

(a)                                 Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. To the extent that the California Civil Code section 1542 would be applicable to the employment of Executive with the Company, Executive expressly waives and relinquishes any and all rights he/she may have under that California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b)                                 Executive expressly waives and releases any rights and benefits which he/she has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.                               [If Executive is age 40 or over on Termination Date]  Release of United States Federal Age Discrimination Claims by Executive. Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the United States Age Discrimination In Employment Act of 1967, as amended, which he/she might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

12.                               Release by Company and its Related Entities.  The Company and its Related Entities hereby release and forever discharge Executive, from any and all waivable actions, causes of action, covenants, contracts, claims and demands of whatever character, nature and kind, whether known or unknown, which the Company and its Related Entities ever had, now have, or any of them hereafter can, shall or may have by reason of Executive’s employment and/or his/her service as a director and/or officer of the Company and/or its Related Entities; provided, however, that this general release shall not apply, or be deemed or construed to apply, to (a) any of Executive’s continuing obligations pursuant to this Agreement or the Employment Agreement,  (b) criminal conduct or acts or omissions constituting willful misconduct or gross negligence by Executive during his/her employment with the Company, or (c) recoupment of all or a portion of any previously awarded bonus or equity award pursuant to the Company’s Recoupment (Clawback) Policy that was in effect when the bonus was paid or the equity award vested or was exercised by Executive, whichever was later.

13.                               Review and Release of Claims Form. Executive hereby is advised of the following:

(a)                                 Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)                                 Executive has up to thirty (30) days after termination of Executive’s employment with the Company to challenge or denunciate this Agreement; and

(c)                                  in order to be provided with the Severance Benefits or Enhanced Severance Benefits, Executive shall execute an unconditional release of Claims in the form set out in Annex 1 (the “Release of Claims Form”), it being further expressly specified that such Release of Claims Form must not be signed by Executive earlier than one month after the Termination Date and shall, immediately after being signed, be sent to the Company, such that it is received by the Company within 60 days after the Termination Date.

14.                               Confidentiality of Agreement. After the execution of this Agreement by Executive, neither Executive, his/her attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his/her attorney, tax advisors and/or immediate family members, as may be required by law, or in connection with Protected Activity (as defined in the Employment Agreement).

15.                               No Filings. Executive represents that he/she has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement, and that Executive is not aware of any facts that would support any Claims or any compliance-related or code of ethics violations of any kind whatsoever against the Company Releasees, including without limitation any claims for any work-related injuries.  If Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released in this Agreement, or in any manner asserts against the Company Releasees any of the Claims released in this Agreement, then Executive agrees to pay to the Company Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to the suit or Claim; provided, however, that this provision shall not obligate Executive to pay the Company Releasees’ attorneys’ fees in any action challenging the release of claims under the United States Older Workers Benefit Protection Act or the United States Age Discrimination In Employment Act of 1967, as amended, or any similar applicable law, unless otherwise allowed by law. If any governmental agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of Executive based upon events occurring prior to the execution of this Agreement, Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.

16.                               Confidential and Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him/her during the course of or related to his/her employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, technology and product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement.  Executive represents and warrants that he/she has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in Executive’s possession or control without retaining copies thereof (other than a copy of the Employee Handbook and personnel records relating to Executive’s employment).  Executive further represents and warrants that he/she does not have in his/her possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his/her promises in Section 6 of the Employment Agreement, Executive agrees that he/she will not disclose to any person or use any such information, observations or data without the written consent of the Board.  If Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he/she is contacted by any third person requesting such information, he/she will notify the Board as soon as is reasonably practicable after receiving  notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will (i) affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding or (ii) in any way limit or prohibit Executive from engaging in Protected Activity.

17.                               Prohibited Activities.

(a)                                 Non-Solicitation of Customers and Other Business Partners.  Executive recognizes that by virtue of his/her employment with the Company, he/she will be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during his/her employment.  Executive understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Executive further agrees that during his/her employment with the Company he/she will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, to the extent permitted under applicable law, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Board.

(b)                                 Non-Solicitation of Employees.  Executive recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Executive agrees that, for a period beginning on the Effective Date and ending twelve (12) months after termination of Executive’s employment with the Company, regardless of the reason for such termination, Executive shall not use any Proprietary Information, directly or indirectly, for himself/herself or on behalf of any other person or entity, to solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

(c)                                  Scope of Restrictions. Executive agrees that the restrictions in Sections 17 (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the medical device industry generally.  To the extent that any of the provisions in this Section 17 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law.  Executive further agrees that if any portion of this Section 17 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

18.                               Remedies. Executive acknowledges that any misuse of Proprietary Information belonging to the Company and its Related Entities, or any violation of Section 6 of the Employment Agreement, and any violation of Sections 14, 16 and 17 of this Agreement, will result in irreparable harm to the Company and its Related Entities, and therefore, the Company and its Related Entities shall, in addition to any other remedies, be entitled to immediate injunctive relief. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 18, the provision providing the greatest protection to the Company and its Related Entities shall control. In addition, in the event of a breach of any provision of this Agreement by Executive, including Sections 14, 16 and 17, Executive shall forfeit, and the Company and its Related Entities may withhold payment of any unpaid portion of, the Severance Benefits or Enhanced Severance Benefits provided under Section 5, above.

19.                               Cooperation Clause.

(a)                                 To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his/her employment.

(b)                                 For the twelve (12)-month period following the Effective Date, Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations)

and audits of the Company’s and its Related Entities’ management’s current and past conduct and business and accounting practices and (ii) the Company’s and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company and its Related Entities.   The Company will promptly reimburse Executive for his/her reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his/her duties under this Section 19.  Except as required by law or authorized in advance by the Board of Directors of the Company, Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. Executive acknowledges that any violation of this Section 19 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

20.                               No Future Employment. Executive understands that his/her employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. Executive agrees that he/she will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

21.                               Tax Issues.  The parties agree that the payments and benefits provided under this Agreement, and all other contracts, arrangements or programs that apply to him/her, shall be subject to Section 16 of the Employment Agreement.

22.                               Non-disparagement.  Executive agrees not to criticize, denigrate, or otherwise disparage the Company and its Related Entities, or any of their directors, officers, products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  The Company agrees not to authorize or condone denigrating or disparaging statements about Executive to any third party, including by press release or other formally released announcement.  Factually accurate statements in legal or public filings shall not violate this provision.  In addition, nothing in this Section 22 shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

23.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to principles of conflict of laws.

24.                               Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, stockholder or employee of the Company will be resolved in accordance with Section 13 of the Employment Agreement.

25.                               Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall, to the fullest extent permitted by law, be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

26.                               Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

27.                               Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

28.                               Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

29.                               Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

30.                               Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

31.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original as against any party that has signed it, but both of which together will constitute one and the same instrument.

32.                               Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but Executive’s rights under this Agreement are not assignable, except to his/her estate.

33.                               Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by express courier; (b) if sent by electronic mail, telecopy or facsimile (except for legal process); or (c) if mailed by registered mail, and properly addressed as follows:

If to the Company:	Accuray International Sàrl
c/o Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: Board of Directors
c/o Corporate Secretary
Fax No. (408) 789-4205

If to Executive:	Address: most recent on file with the Company
Email: most recent on file with the Company

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by registered mail, when such registered mail is received but in all and any event seven (7) calendar days after being sent by registered mail; or if given by Federal Express or other express service, on the date of delivery; or if given by electronic mail, telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by electronic mail, telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Unless otherwise agreed, notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

34.                               Miscellaneous Provisions.

(a)                                 The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have, and they are signing this Agreement with full knowledge of any such rights.

(b)                                 Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c)                                  Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d)                                 Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him/her or it in entering into this Agreement.

(e)                                  Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in the canton of Vaud, Switzerland. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to any other document.

(f)                                   Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

(g)                                  Executive hereby acknowledges having received the statutory information relating to Swiss accident insurance for departing employees.

(h)                                 The Company shall provide a reference/work certificate to Executive in accordance with article 330a Swiss Code of Obligations.

(i)                                     Although not a party to this Agreement, Employee expressly agrees that any Related Entity may enforce against Executive any provision of this Agreement which is to their benefit.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/SHE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND, WITH RESPECT TO EXECUTIVE, HE/SHE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the dates written below.

EXECUTIVE:

Date:

COMPANY:	Accuray International Sàrl

By:
Name:
Title:

Date:

Annex 1

Release of Claims Forms

Reference is made to the Separation Agreement and General Release entered into by and between                   , an individual (“Executive”), and Accuray International Sàrl, a Swiss limited liability company, on behalf of itself and all of its subsidiaries (collectively, the “Company”), dated [DATE] (“Separation Agreement”)

1.              Capitalized terms in this Release of Claims Forms have the meaning set out in the Separation Agreement.

2.              Executive hereby affirms and agrees the terms of the Separation Agreement.

3.              Executive confirms that the terms of the Separation Agreement satisfy all claims, compensation and benefits to which he/she is entitled including any he/she may have received had his/her employment not terminated and exceed the nature and scope of that to which he/she would otherwise have been entitled to receive from the Company and its Related Entities and constitute adequate consideration for his/her undertakings in the Separation Agreement and this Release of Claims Form.

4.              Executive hereby waives and releases the Company and its Related Entities from any liability regarding any claims or rights of action that Executive has or may have against each of them or their officers or employees whether arising out of his employment or its termination or otherwise and whether arising from events occurring before, up to or after the date of this Release of Claims Form, including but not limited to any under any common law, contract, statute, tort or other claim whether under the law of Switzerland/or California or any other law or jurisdiction and whether such claims or liabilities are, or could be, known to the parties of the Separation Agreement or in their contemplation at the date of this Release of Claims Form save for any obligation of the Employer in the Separation Agreement.

5.              As at the date of this Release of Claims Form, Executive warrants and represents to the Company that there are no circumstances of which Executive is aware which would have allowed the Company to terminate Executive’s employment with Cause.

Print full name:

Signature:

Date:

Place:

Exhibit B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”